EXHIBIT 99.1

SLR Senior Investment Corp. Announces Quarter Ended June 30, 2021 Financial Results

Comprehensive Portfolio Grows 15%

Net Investment Income Increases 25%

NEW YORK, Aug. 03, 2021 (GLOBE NEWSWIRE) -- SLR Senior Investment Corp. (NASDAQ: SUNS) (the “Company” “SLR Senior” or “SUNS”) today reported net investment income of $4.0 million, or $0.25 per average share, for the quarter ended June 30, 2021.

At June 30, 2021, net asset value (NAV) was $15.87 per share. As of June 30, 2021, 100% of SLR Senior’s portfolio was performing.

The Company’s Board of Directors declared a monthly distribution for August 2021 of $0.10 per share payable on September 3, 2021 to stockholders of record on August 19, 2021. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At June 30, 2021:

Comprehensive Investment portfolio* fair value: $570 million

Number of portfolio companies*: 230

Net assets: $254.8 million

Net asset value per share: $15.87

Net Debt to Equity: 0.51x

Available Capital**: $329 million, subject to borrowing base availability

Comprehensive Portfolio Activity*** for the Quarter Ended June 30, 2021

Investments made during the quarter: $127.5 million

Investments repaid or sold during the quarter: $52.1 million

Operating Results for the Quarter Ended June 30, 2021

Net investment income: $4.0 million

Net investment income per share: $0.25

Net realized and unrealized gain: $0.3 million

Net increase in net assets from operations: $4.2 million

Earnings per share: $0.26

* The Comprehensive Investment Portfolio is comprised of SLR Senior Investment Corp.’s investment portfolio, SLR Healthcare ABL’s (“Healthcare ABL”) full portfolio and SLR Business Credit’s (“Business Credit”) full portfolio, and excludes the Company’s fair value of its equity interest in Healthcare ABL and Business Credit.

** See Liquidity and Capital Resources

*** Comprehensive Portfolio Activity includes gross originations/repayments through Healthcare ABL and Business Credit.

“We are pleased with the 15% growth in SUNS’ comprehensive portfolio during the second quarter, predominantly driven by an increase in our asset-based lending verticals,” said Michael Gross, Co-CEO of SLR Senior Investment Corp. “Additionally, net investment income increased 25%, and we are optimistic about further earnings growth in the coming quarters.”

“We anticipate meaningful portfolio growth during the second half of 2021 as we execute on our robust pipeline. Our sponsor finance business is capitalizing on increased middle-market deal volume, supported by the rebounding U.S. economy, and our specialty finance businesses are seeing greater capital needs from their borrowers as government stimulus tapers off,” said Bruce Spohler, Co-CEO of SLR Senior Investment Corp.

Conference Call and Webcast
The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Wednesday, August 4, 2021. All interested parties may participate in the conference call by dialing (844) 889-7785 approximately 5-10 minutes prior to the call, international callers should dial (661) 378-9929. Participants should reference SLR Senior Investment Corp. and the participant passcode of 6177099 when prompted. A telephone replay will be available until August 18, 2021 and can be accessed by dialing (855) 859-2056 and using the passcode 6177099. International callers should dial (404) 537-3406. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through SLR Senior Investment’s website, www.slrseniorinvestmentcorp.com. To listen to the webcast, please go to the Company's website prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay of the webcast will be available soon after the call.

Comprehensive Investment Portfolio

Investment Activity

During the quarter ended June 30, 2021, SLR Senior had total originations of $127.5 million and repayments of $52.1 million across the Company’s core businesses comprised of senior secured cash flow, traditional asset-based lending, healthcare asset-based lending, and life science finance resulting in net portfolio growth of $75.4 million to the comprehensive portfolio.

The investment activity of our Comprehensive Investment Portfolio for the quarter ended June 30, 2021 was as follows:

Comprehensive Investment Portfolio Activity(1) Q2 2021 (in millions)
Asset Classes	Cash Flow Loans	Asset-Based Loans (Business Credit)	Asset-Based Healthcare Loans (Healthcare ABL)	Life Science	Total Portfolio Activity
Originations	$35.5	$81.9	$10.1	$0.0	$127.5
Repayments / Amortization	$31.5	$10.0	$2.3	$8.3	$52.1
Net Portfolio Activity	$4.0	$71.9	$7.8	($8.3)	$75.4

(1) Portfolio activity includes gross originations/repayments across each business unit.

Portfolio Composition

Our Comprehensive Investment Portfolio composition by business unit at June 30, 2021 was as follows:

Comprehensive Investment Portfolio Composition (at fair value)	Amount		Weighted Average Asset-level Yield
	($mm)%
First Lien Senior Secured Loans
Cash Flow 1st Lien Senior Secured Loans	$244.7	42.9%	6.7%[5]
Traditional Asset-Based 1st Lien Senior Secured Loans(1) (Business Credit)	$227.0	39.8%	12.6%[6]
Healthcare Asset-Based 1st Lien Senior Secured Loans(2) (Healthcare ABL)	$73.2	12.8%	11.9%[6]
Life Science 1st Lien Senior Secured Loans	$25.0	4.4%	9.6%[7]
Total First Lien Senior Secured Loans	$569.9	>99.9%	9.8%
Equity and Equity-like Securities(3)	$0.3	<0.1%
Total Comprehensive Investment Portfolio	$570.2	100.0%
Floating Rate Investments(4)	$554.0	97.2%

(1) Includes Business Credit’s full portfolio, all of which are 1st lien senior secured loans.
(2) Includes Healthcare ABL’s full portfolio, all of which are 1st lien senior secured loans.
(3) Excludes the Company’s equity investments in Business Credit and Healthcare ABL, which distribute quarterly dividends to the Company.
(4) Floating rate investments calculated as a percent of the Company’s income-producing Comprehensive Investment Portfolio.
(5) Represents the weighted average of each individual loan’s yield to maturity based on fair value at June 30, 2021.
(6) Represents total interest and fee income for the three-month period ending on June 30, 2021 against the average portfolio over the same fiscal period, annualized.
(7) Represents the weighted average of each individual loan’s yield to maturity based on fair value at June 30, 2021 (excluding exit fees or warrants).

The Comprehensive Investment Portfolio is diversified across 230 unique borrowers in 110 industries. The average issuer exposure is $2.5 million, or less than 0.5% of the comprehensive portfolio.

As of June 30, 2021, more than 99.9% of the Comprehensive Portfolio was invested in first lien senior secured cash flow and asset-based loans and less than 0.1% is in equity. Over 97% of SUNS’ portfolio is floating rate.

The weighted average yield at fair value of all income-producing investments in the Comprehensive Portfolio was 9.8% at June 30, 2021.

SLR Senior Investment Corp. Portfolio

Asset Quality

At June 30, 2021, 100% of the Company’s portfolio was performing with no investments on non-accrual.

The Company puts its greatest emphasis on risk mitigation and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four, with one representing the least amount of risk.

As of June 30, 2021, the composition of our portfolio, on a risk ratings basis, was as follows:

Internal Investment Rating	Investments at Fair Value ($mm)	% of SUNS Portfolio
1	$66.4	17.4%
2	$296.4	77.4%
3	$20.1	5.2%
4	$0.0	0.0%

Investment Income Contribution by Business Unit

Business Unit Contribution to Gross Investment Income Q2 2021(1) (in millions)
For the Quarter Ended:	Cash Flow Lending	Asset-based Lending (Business Credit)	Asset-based Healthcare Lending (Healthcare ABL)	Life Science	Total
June 30, 2021	$4.1	$1.3	$0.9	$1.2	$7.5
% Contribution	55%	17%	12%	16%	100%

(1) Investment Income Contribution by Business Unit includes interest income/fees from cash flow and life science loans on balance sheet and distributions from Business Credit and Healthcare ABL.

SLR Senior Investment Corp.’s Results of Operations for the Quarter Ended June 30, 2021 compared to the Quarter Ended June 30, 2020:

Investment Income

For the quarters ended June 30, 2021 and 2020, gross investment income totaled $7.5 million and $7.9 million, respectively. The decrease in gross investment income for the year over year three month periods was primarily due to a reduction in the size of the income producing portfolio.

Expenses

For the quarters ended June 30, 2021 and 2020, net expenses totaled $3.6 million and $2.8 million, respectively. For the quarters ended June 30, 2021 and 2020, $0.0 million and $1.0 million, respectively, of management and performance-based incentive fees were voluntarily waived by the Company’s investment manager. The increase in net expenses year over year is primarily due to a decrease in the waivers of fees.

Net Investment Income

The Company’s net investment income totaled $4.0 million and $5.1 million, or $0.25 and $0.32 per average share, respectively, for the quarters ended June 30, 2021 and 2020.

Net Realized and Unrealized Gain

Net realized and unrealized gain for the quarters ended June 30, 2021 and 2020 totaled $0.3 million and $15.4 million, respectively.

Net Increase in Net Assets Resulting from Operations

For the quarters ended June 30, 2021 and 2020, the Company had a net increase in net assets resulting from operations of $4.2 million and $20.5 million, respectively. For the quarters ended June 30, 2021 and 2020, earnings per average share were $0.26 and $1.28, respectively.

Liquidity and Capital Resources

Unsecured Debt
At June 30, 2021, approximately 62% of the Company’s funded debt, or $85 million, was comprised of unsecured notes.

Credit Facilities and Available Capital
At June 30, 2021, the Company had $51.3 million of borrowings under its $231 million of bank facilities, resulting in a total of $136.3 million of funded debt and $179.5 million of available capital, subject to borrowing base limits. When including undrawn capital on the SLR Business Credit and SLR Healthcare ABL credit facilities, total available capital is $329 million, subject to borrowing base availability, at June 30, 2021. During Q2 2021, the Company amended its credit facility, extending its final maturity to June 2026.

Leverage
As of June 30, 2021, the Company’s net debt to equity ratio was 0.51x. The Company’s low leverage provides a significant cushion to its regulatory asset coverage limit of 2.0x debt-to-equity as well as its target leverage ratio of 1.25–1.50x debt-to-equity.

Unfunded Commitments
As of June 30, 2021, excluding commitments to SLR Healthcare ABL, SLR Senior Investment Corp. had unfunded commitments of approximately $35.8 million, including unfunded revolver commitments of approximately $8.6 million.

Financial Statements and Tables

SLR Senior Investment Corp.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share amounts)

	June 30, 2021 (unaudited)	December 31, 2020
Assets
Investments at fair value:
Companies less than 5% owned (cost: $272,310 and $251,163, respectively)	$270,017	$246,963
Companies more than 25% owned (cost: $117,439 and $98,439, respectively)	112,867	93,867
Cash	7,489	3,851
Cash equivalents (cost: $199,994 and $299,998, respectively)	199,994	299,998
Interest receivable	1,527	1,373
Dividends receivable	1,753	1,753
Receivable for investments sold	6	—
Prepaid expenses and other assets	326	192
Total assets	$593,979	$647,997

Liabilities
Debt ($136,303 and $90,403 face amounts, respectively, reported net of unamortized debt issuance costs of $1,974 and $1,910, respectively.)	$134,329	$88,493
Payable for investments and cash equivalents purchased	199,994	299,998
Distributions payable	1,605	1,605
Management fee payable	961	—
Interest payable	1,205	1,312
Administrative services payable	389	646
Other liabilities and accrued expenses	725	539
Total liabilities	$339,208	$392,593

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 16,049,034 and 16,049,034 issued and outstanding, respectively	$160	$160
Paid-in capital in excess of par	274,205	274,205
Accumulated distributable net loss	(19,594)	(18,961)
Total net assets	$254,771	$255,404
Net Asset Value Per Share	$15.87	$15.91

SLR Senior Investment Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except share amounts)

	Three months ended
	June 30, 2021	June 30, 2020
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$5,350	$5,650
Dividends:
Companies more than 25% owned	2,125	2,125
Other income:
Companies less than 5% owned	47	83
Total investment income	7,522	7,858

EXPENSES:
Management fees	$961	$1,040
Performance-based incentive fees	—	39
Interest and other credit facility expenses	1,713	2,072
Administrative services expense	442	367
Other general and administrative expenses	435	204
Total expenses	3,551	3,722
Management fees waived	—	(920)
Performance-based incentive fees waived	—	(39)
Net expenses	3,551	2,763
Net investment income	$3,971	$5,095

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND UNFUNDED COMMITMENTS:
Net realized loss on investments and cash equivalents (companies less than 5% owned)	$(6)	$(12)
Net change in unrealized gain on investments, cash equivalents and unfunded commitments:
Companies less than 5% owned	272	12,804
Companies more than 25% owned	—	2,600

Net change in unrealized gain on investments, cash equivalents and unfunded commitments	272	15,404
Net realized and unrealized gain on investments, cash equivalents and unfunded commitments	266	15,392

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$4,237	$20,487
EARNINGS PER SHARE	$0.26	$1.28

About SLR Senior Investment Corp.

SLR Senior Investment Corp. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U.S. middle market companies primarily in the form of cash flow first lien senior secured debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of our future performance, financial condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. SLR Senior Investment Corp. undertakes no duty to update any forward-looking statements made herein.

Contact
Investor Relations
(646) 308-8770